Exhibit 99.1

Carol D. DeGuzman

Senior Director

Corporate Communications

Telik, Inc.

(650) 845 7728

cdeguzman@telik.com

TELIK ANNOUNCES SECOND QUARTER 2003 FINANCIAL RESULTS

Palo Alto, CA,—July 30, 2003 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $11.9 million, or $0.33 per share, for the second quarter ended June 30, 2003, compared with a net loss of $9.1 million, or $0.33 per share, for the second quarter ended June 30, 2002. The company’s net loss in the second quarter of 2003 was due primarily to increases in research and development spending as the company’s lead product candidates, TELCYTA™ (TLK286) and TLK199, advance in clinical development.

Research and development expenses were $10.3 million for the quarter ended June 30, 2003, compared with $8.0 million in the comparable period in 2002. The increase in research and development expenses reflects the expansion of the TELCYTA™ clinical development program, including the ongoing Phase 3 registration trial in ovarian cancer and ongoing Phase 2 trials in non-small cell lung, breast and ovarian cancer. In addition, development expenses have increased for the company’s second product candidate, TLK199, which is advancing in a Phase 1-2a clinical trial in myelodysplastic syndrome, a form of pre-leukemia.

Telik’s net loss for the six months ended June 30, 2003 was $23.0 million, or $0.64 per share, compared to $14.3 million, or $0.52 per share, for the first half of 2002. Research and development expenses in the first half of 2003 were $20.0 million, compared to $12.4 million for the same period in 2002.

At June 30, 2003, Telik had $80.8 million in cash, cash equivalents and investments including restricted cash, compared to $104.3 million at December 31, 2002.

At the annual meeting of the American Society of Clinical Oncology (ASCO) in May 2003, Telik reported positive new interim results from Phase 2 clinical trials of TELCYTA™ in ovarian, non-small cell lung and breast cancer. Key findings included:

Ovarian cancer: New interim clinical results confirmed the significant clinical activity reported in the previous Phase 2 clinical trial of TELCYTA™ in women with advanced ovarian cancer, and support the ongoing Phase 3 trial in this potential indication.

Non-small cell lung cancer: Interim results from a second Phase 2 clinical trial in poor prognosis patients who have failed platinum-containing regimens confirmed the results reported in the prior Phase 2 clinical trial in non-small cell lung cancer, in which disease stabilization was associated with a median survival that was significantly improved over that expected for these patients.

Breast cancer: Interim results from the first clinical trial of TELCYTA™ in advanced metastatic breast cancer demonstrated significant clinical activity including one complete response.

In these clinical trials, as in the previous clinical trials, TELCYTA™ treatment was well-tolerated, with most side effects mild and reversible.

Telik will host its quarterly conference call at 4:30 p.m. Eastern time today. A live webcast of the conference call will be available by logging on to www.telik.com. A replay of the webcast will be will be available from approximately 8:30 p.m. Eastern time July 30 through August 6, 2003. The call may also be accessed live by calling 612-288-0318.

About Telik, Inc.

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company working to discover, develop and commercialize small molecule drugs to treat serious diseases for which there is significant demand for new therapies. The company’s most advanced product candidate is TELCYTA™ (TLK286), a tumor activated small molecule product candidate that is in a Phase 3 registration trial in advanced ovarian cancer, and in earlier stage clinical trials in ovarian, non-small cell lung and breast cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including any statements regarding the potential for TELCYTA™ (TLK286) or TLK 199 to treat one or more types of cancer. There are a number of important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, the following: none of Telik’s product candidates, including TELCYTA™, has been determined to be safe or effective in humans or received regulatory approval for marketing; it may take us several years to complete clinical trials of our product candidates, including TELCYTA™, prior to seeking regulatory approval for any indication; success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of clinical trials do not necessarily predict final results; if our competitors develop and market products that are more effective than our product candidates, or obtain regulatory approval before we do, our commercial opportunity will be reduced or eliminated; if we do not obtain regulatory approval to market products in the United States and foreign countries, we will not be permitted to commercialize our product candidates; if we are unable to contract with third parties to manufacture our product candidates in sufficient quantities and at an acceptable cost, clinical development of product candidates could be delayed; and if we are unable to raise adequate funds in the future, we will not be able to continue to fund our operations and clinical trials to develop our product candidates. These and other risks are detailed from time to time in our SEC reports, including our Annual Report on Form 10-K for the year ended December 31, 2002 and our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. Telik does not undertake any obligation to update forward-looking statements.

Telik, Inc.

Statement of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Contract revenue from collaborations:
With related parties	$167	$348	$417	$745
Other	6	—	6	—
Other revenues	—	17	—	42

Total revenues	173	365	423	787
Operating costs and expenses:
Research and development	10,262	8,022	19,980	12,352
General and administrative	2,080	1,627	4,085	3,236

Total operating costs and expenses	12,342	9,649	24,065	15,588
Loss from operations	(12,169)	(9,284)	(23,642)	(14,801)
Interest and other income, net	271	205	633	477

Net loss	$(11,898)	$(9,079)	$(23,009)	$(14,324)
Basic and diluted net loss per share	$(0.33)	$(0.33)	$(0.64)	$(0.52)
Weighted average shares used to calculate basic and diluted net loss per share	35,840	27,808	35,749	27,772

Selected Balance Sheet Data

(in thousands)

	June 30, 2003	December 31, 2002 (a)
	(unaudited)
Cash, cash equivalents, investments and restricted cash	$80,767	$104,282
Total assets	87,560	108,973
Stockholders’ equity	78,303	99,205

(a)	Note: Derived from audited financial statements